UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   April 7, 2011

 LivePerson, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-30141	13-3861628
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

462 Seventh Avenue
New York, New York 10018
(Address of principal executive
offices, with zip code)

(212) 609-4200
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c) and (e)  On April 7, 2011, LivePerson, Inc. (the “Company”) issued a press release announcing that Daniel Murphy has been appointed as the Company’s Chief Financial Officer effective May 3, 2011. Mr. Murphy will succeed Timothy E. Bixby, the Company’s outgoing President and Chief Financial Officer, who announced his intention to leave the Company in late 2010.  Mr. Bixby will remain at the company through May 13, 2011 in order to ensure an orderly transition.

Mr. Murphy, 44, will join LivePerson from Conductor, Inc., a provider of SEO measurement and optimization technology, where he has served as Chief Financial Officer since November 2009.  Prior to Conductor, Inc., he served as Senior Vice President and Chief Financial Officer of Marketing Technology Solutions Inc., an interactive marketing company, from September 2004 through November 2009.  Previously, Mr. Murphy served from 1991 through 2004 at Thomson Financial, a leading global information services company, in several senior finance and management roles of increasing responsibility.  During his thirteen year tenure at Thomson Financial, Mr. Murphy served as the Chief Financial Officer of three of its business units, including its Sales, Marketing and Services organization, which was a $1.6 billion business during his tenure.

In connection with his appointment, Mr. Murphy received and has agreed to the terms of an offer letter, dated March 29, 2011 (the “Offer Letter”), providing for (i) an annual base salary of $300,000, (ii) a bonus for the 2011 fiscal year of $120,000, and (iii) a option grant of 100,000 shares, which will vest in four 25% increments on each anniversary of the grant date. Mr. Murphy will be eligible for annual bonus awards and annual equity grants in accordance with Company policies, and will be entitled to participate in all of the employee benefit plans available to executives. His target annual bonus after the 2011 fiscal year will be $150,000.  Mr. Murphy’s employment with us will be at-will.

In the event that Mr. Murphy’s employment is terminated by the Company without “Cause” or by Mr. Murphy for “Good Reason” (each as defined in the Offer Letter), the Company will provide Mr. Murphy with 6 months base salary and bonus earned for the prior fiscal year if termination occurs prior to the payment date.

Further, if such termination occurs within the 12-month period following a Change of Control of the Company (as defined in the Offer Letter), in addition to the foregoing amounts, the total number of shares subject to any outstanding option and/or other equity awards held by Mr. Murphy at the time of his termination that would have vested in the 24-month period following his termination date if he had remained employed shall become immediately vested and exercisable on his termination date, and the vested portion of any outstanding option and/or other equity awards held by Mr. Murphy shall remain exercisable for 90 days following his termination date, but in no event later than the original term of the option as set forth in the applicable award agreement.

The foregoing description of Mr. Murphy’s terms of employment is qualified in its entirety by reference to the Offer Letter which will be filed as an exhibit to the Company’s report on Form 10-Q for the fiscal quarter ended March 31, 2011.

There were no arrangements or understandings between Mr. Murphy and any other persons pursuant to which Mr. Murphy was selected or nominated as an officer of the Company. Mr. Murphy does not have a family relationship with any director or executive officer of the Company. Other than as disclosed herein, there were no transactions since the beginning of the Company’s last fiscal year between the Company and Mr. Murphy.

As previously announced by the Company, Mr. Bixby will be departing from his positions as the Company’s President and Chief Financial Officer after twelve years of dedicated service, as well as resigning from his seat on the Company’s Board of Directors. In order to ensure a smooth transition, Mr. Bixby has agreed to amend his previously announced departure date of April 2, 2011 and, accordingly, will remain as a full-time employee of the Company and member of the Board of Directors until May 13, 2011. During the extended transition period, Mr. Bixby’s base compensation will continue at $325,000 per annum.  In addition, Mr. Bixby will receive a cash bonus in the amount of $15,000 and the vesting of 10,375 shares subject to an option granted to Mr. Bixby on April 1, 2008 will be accelerated such that such options will vest and become exercisable on May 13, 2011.

Mr. Bixby will continue to serve as the Company’s principal financial officer until May 13, 2011, at which time Mr. Murphy will become the Company’s principal financial officer.

On April 7, 2011, the Company issued a press release announcing the appointment of Mr. Murphy. The entire text of the press release is attached as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit Number	Description
99.1	Press Release issued by LivePerson, Inc. on April 7, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIVEPERSON, INC. (Registrant)

Date: April 7, 2011	By:	/s/ Monica L. Greenberg
Monica L. Greenberg Senior Vice President, Business Affairs and General Counsel

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release issued by LivePerson, Inc. on April 7, 2011.